EXHIBIT 10.54

RESTRICTED STOCK AGREEMENT

Name of Outside Director:    XXXXXXX

Name of Plan:    2016 Valvoline Inc. Incentive Plan

Number of Shares of Valvoline Inc.
Common Stock:        XXXXXXX

Par Value Per Share:    $0.01

Date of Award:    __________________________20___

Valvoline Inc. (“Valvoline”) hereby awards to the above-named Outside Director (hereinafter called the “Outside Director”) XXXXXXX shares of Valvoline Common Stock, par value $0.01 per share, subject to certain restrictions (hereinafter called “Restricted Stock”), as an award (“Award”) pursuant to the 2016 Valvoline Inc. Incentive Plan (hereinafter called the “Plan”) and this Restricted Stock Agreement (“Agreement”), in order to provide the Outside Director with an additional incentive to serve on Valvoline’s Board of Directors (the “Board”) and to continue to work for the best interests of Valvoline.
Valvoline confirms this Award to the Outside Director, as a matter of separate agreement and not in lieu of fees or any other compensation for services, of the number of shares of Restricted Stock set forth above, subject to and upon all the terms, provisions and conditions contained herein and in the Plan. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Plan.
This Award will be evidenced by entry on the books of Valvoline’s transfer agent, Wells Fargo Bank, N.A. Each entry in respect of shares of Restricted Stock shall be designated in the name of the Outside Director and shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeitures) contained in the Plan and the Agreement entered into between the registered owner and Valvoline Inc.”

The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered until the Vesting Date. The Vesting Date shall mean the earlier of (i) the Outside Director’s Retirement, (ii) the Outside Director’s death or Disability, (iii) the Outside Director’s voluntary early retirement to take a position in Governmental Service and (iv) any removal or involuntary separation of the Outside Director from the Board following a Change in Control. Except as otherwise provided below or unless otherwise determined and directed by the Compensation Committee, in the case of voluntary resignation or other termination of service of the Outside Director prior to the Vesting Date, the grant of Restricted Stock made to the Outside Director will be forfeited. Except for such restrictions described above, the Outside Director will have all rights of a shareholder with respect

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to the shares of Restricted Stock including but not limited to, the right to vote and to receive dividends as and when paid.

Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide for accelerated vesting of the Award at any time and for any reason.
Nothing contained in this Agreement or in the Plan shall confer upon the Outside Director any right to remain in the service of Valvoline.
Information about the Outside Director and the Outside Director’s participation in the Plan may be collected, recorded and held, used and disclosed by and among Valvoline, its subsidiaries and any third party Plan administrators as necessary for the purpose of managing and administering the Plan. The Outside Director understands that such processing of this information may need to be carried out by Valvoline, its subsidiaries and by third party administrators whether such persons are located within the Outside Director’s country or elsewhere, including the United States of America. By accepting this Award, the Outside Director consents to the processing of information relating to the Outside Director and the Outside Director’s participation in the Plan in any one or more of the ways referred to above.
The Outside Director consents and agrees to electronic delivery of any documents that Valvoline may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Outside Director understands that, unless earlier revoked by the Outside Director by giving written notice to Valvoline at [●] Attention: [●], this consent shall be effective for the duration of the Award. The Outside Director also understands that the Outside Director shall have the right at any time to request that Valvoline deliver written copies of any and all materials referred to above at no charge.
This Award is granted under, and is subject to, all the terms and conditions of the Plan, including, but not limited to, the forfeiture provision of Section 16(H) of the Plan.
Copies of the Plan and related Prospectus are available for the Outside Director’s review on Fidelity’s website.

This grant of Restricted Stock is subject to the Outside Director’s on-line acceptance of the terms and conditions of this Agreement through the Fidelity website. By accepting the terms and conditions of this Agreement, the Outside Director acknowledges receipt of a copy of the Plan, Prospectus, and Valvoline’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Outside Director represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that he or she had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

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IN WITNESS WHEREOF, VALVOLINE has caused this instrument to be executed and delivered effective as of the day and year first above written.

VALVOLINE INC.

By:
Name:
Title:

985477.2

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